Exhibit 10.1

AGREEMENT

This Agreement, dated as of April 16, 2008 (the “Agreement”), is by and among The Phoenix Companies, Inc., a Delaware corporation (the “Company”), and the other parties signatory hereto (collectively, the “OPP Investors”).

WHEREAS, the OPP Investors beneficially own (as defined below) the number of shares (the “shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) specified on Schedule A of this Agreement and economically own (as defined below) the same number of shares of Common Stock specified on Schedule A of this Agreement;

WHEREAS, prior to the date hereof the OPP Investors (i) delivered a letter (the “Nomination Letter”) to the Company, dated as of January 25, 2008, nominating (the “OPP Nomination”) three individuals for election to the Board of Directors of the Company (the “Board”) and (ii) filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) related to the matters set forth in the Nomination Letter;

WHEREAS, the Company and the OPP Investors have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, terminates the pending proxy contest for the election of directors at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”);

WHEREAS, the Company has agreed that promptly following the 2008 Annual Meeting without adjournment, but in no event later than the initial Board meeting following the 2008 Annual Meeting (which is currently scheduled to take place on the date of the 2008 Annual Meeting): (i) the size of the Board will be increased from thirteen to fifteen members, with the class of directors to be elected at the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) and the class of directors to be elected at the Company’s 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”) each being increased by one director; (ii) Augustus Oliver (the “OPP Appointed Director”) will be appointed to fill such newly created directorship in the class of directors whose term of office will expire at the 2009 Annual Meeting and (z) Art Weinbach (the “2010 Appointed Director” and together with the OPP Appointed Director, the “Appointed Directors”) will be appointed to fill such newly created directorship in the class of directors whose term of office will expire at the 2010 Annual Meeting; and

WHEREAS, the OPP Investors have agreed, among other things, to refrain from submitting any stockholder proposal or director nominations at the 2008 Annual Meeting or at any other meetings of stockholders which may be held prior to the end of the Standstill Period (as defined below) and to vote for the election of the Company’s nominees for directors at any such election occurring prior to the end of the Standstill Period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act. The terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own”, except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of capital stock of the Company which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of capital stock of the Company in which such person has any economic interest, including pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(d) The “Standstill Period” means the period from the date of this Agreement through the earlier of (i) the date on which the Company’s 2010 Annual Meeting concludes without adjournment, and (ii) such date, if any, as the Company shall have materially breached any of its commitments or obligations set forth hereunder and shall not have cured such breach after 15 days’ written notice from the OPP Investors; provided, that the OPP Investors may terminate the Standstill Period at any time by written notice to the Company if (w) the Governance Committee of the Board does not deliver to the OPP Investors, on or prior to the date that is 30 days prior to the first day of the notice period specified in the advance notice bylaw (Section 1.10 of the Company’s By-laws) applicable to the 2009 Annual Meeting, its written commitment to include the OPP Appointed Director (or the applicable replacement nominee agreed pursuant to clause (z) below) as part of the Company’s slate of nominees for director of the Company for the 2009 Annual Meeting, unless the OPP Appointed Director (or such replacement nominee) refuses to serve, (x) the OPP Appointed Director (or the applicable replacement nominee pursuant to clause (z) below) resigned prior to the 2009 Annual Meeting, in which case the Standstill Period shall terminate on the later to occur of the date of such resignation or the date that is 30 days prior to the first day of the notice period specified in the advance notice bylaw (Section 1.10 of the Company’s By-laws) applicable to the 2009 Annual Meeting, (y) the OPP Appointed Director (or the applicable replacement nominee pursuant to clause (z) below) is included as part of the Company’s slate of nominees for director of the Company for the 2009 Annual Meeting and the OPP Appointed Director (or the applicable replacement nominee agreed pursuant to clause (z) below) is not elected at the 2009 Annual Meeting or (z) in the event that (1) the OPP Appointed Director is unable to serve as a director of the Company as a result of such OPP Appointed Director’s death or incapacity and (2) the Company and the OPP Investors fail to agree on a replacement nominee (or the Company fails to appoint such agreed replacement nominee to the Board) within 60 days following the date that such OPP Appointed Director ceased to be a director of the Company (and in the event that a replacement nominee is so agreed and appointed, references in this Agreement to the OPP Appointed Director shall be deemed to be references to such replacement). In proposing an individual as a replacement nominee pursuant to clause (z) of the immediately preceding sentence, the OPP Investors shall provide the Company with such information regarding such individual as would be required to nominate such individual as a director pursuant to Section 1.10 of the Company’s By-laws.

Section 1.2 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and to the masculine as well as to the feminine and neuter gender of such terms. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

COVENANTS

Section 2.1 Board of Directors, Annual Meeting and Related Matters.

(a) Board Expansion. Promptly following completion of the 2008 Annual Meeting without adjournment, but in no event later than the initial Board meeting following the 2008 Annual Meeting (which is currently scheduled to take place on the date of the 2008 Annual Meeting), the Company shall increase the size of the Board from thirteen to fifteen directors (the “Board Expansion”).

(b) Appointment of New Directors. Promptly following the Board Expansion, the Company agrees that the Board will:

(1) appoint the OPP Appointed Director as a director of the Company whose term shall expire at the 2009 Annual Meeting, and appoint the OPP Appointed Director to serve on the Audit Committee of the Board; and

(2) appoint the 2010 Appointed Director as a director of the Company whose term shall expire at the 2010 Annual Meeting (it being understood that in the event that the 2010 Appointed Director were unable or unwilling to serve prior to his appointment to the Board, a replacement independent director shall be selected with the consent of the OPP Appointed Director, which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Role of the Appointed Directors. The Appointed Directors will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

(d) Stock Ownership. If at any time during the Standstill Period the OPP Investors, collectively with their Affiliates and Associates, fail to beneficially own at least 50% of the number of shares of Common Stock set forth on Schedule A hereto (the “Minimum Share Condition”), the OPP Appointed Director shall promptly tender his resignation to the Board; provided, however, if the OPP Appointed Director has yet to be appointed to the Board at the time the Minimum Share Condition shall first become unsatisfied, the Company shall no longer be required to appoint the OPP Appointed Director to the Board pursuant to this Agreement. Promptly following the close of business on the date preceding the 2008 Annual Meeting and, thereafter, within five business days after the Company may request from time to time, Oliver Press Partners, LLC, on its own behalf and on behalf of the other OPP Investors, shall provide written certification to the Company that the OPP Investors, collectively with their Affiliates and Associates, continue to beneficially own a sufficient number of shares of Common Stock to satisfy the Minimum Share Condition. In furtherance of this Section 2.1(d), (i) the OPP Investors shall promptly provide written notification to the Company of the failure of the Minimum Share Condition to be satisfied and (ii) the OPP Appointed Director has on the date hereof delivered an executed irrevocable resignation as director in the form attached hereto as Schedule C (and, in the case of replacement nominees, such replacement shall deliver his or her executed irrevocable resignation as director in such form prior to being appointed to the Board). For purposes of this Section 2.1(d), to the extent a person enters into a transaction for the purpose and with the effect of disposing of such person’s economic interest in shares of the Company, including pursuant to an option, any hedging transaction or other derivative security, contract or instrument, then such person shall be deemed to have disposed of such person’s beneficial ownership in a ratable portion of such shares.

(e) Expenses. Within ten business days following receipt of reasonable satisfactory documentation thereof, the Company shall reimburse the OPP Investors for its reasonable out-of-pocket fees and expenses incurred prior to the date of this Agreement in connection with the OPP Nomination, up to a maximum reimbursement of $3,000,000, and the OPP Investors hereby agree that such payment shall be in full satisfaction of any claims or rights they may have as of the date hereof for reimbursement of fees, expenses or costs in connection with the OPP Nomination.

Section 2.2 Voting Provisions. During the Standstill Period, the OPP Investors, together with their respective Affiliates, will cause all shares of Common Stock for which they have the right to vote, (or to direct the vote,) as of the record date for any meeting of stockholders to be present for quorum purposes and to be voted at any such meeting or at any adjournments or postponements thereof, (a) in favor of each director nominated and recommended by the Board for election at any such meeting and (b) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting.

Section 2.3 Other Actions by the OPP Investors.

Each of the OPP Investors agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates will, without the prior written consent of the Company, directly or indirectly:

(a) purchase or cause to be purchased or otherwise acquire or agree to acquire economic ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock or any other equity securities of the Company, if in any such case, immediately after the taking of such action, the OPP Investors, collectively with their Affiliates and Associates, would, in the aggregate, economically own more than 9.9% of the then outstanding shares of Common Stock;

(b) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company), other than solely with other OPP Investors or one or more Affiliates or Associates of an OPP Investor with respect to the Shares and any other shares of Common Stock acquired in compliance with paragraph (a) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(c) solicit proxies or written consents of stockholders, or conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the Rules promulgated thereunder), other than solicitations or acting as a “participant” in support of all of the Company’s nominees;

(d) seek to call, or request the call of, or call a special meeting of the stockholders of the Company, or seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company, or make a request for a list of the Company’s stockholders or to inspect the books and records of the Company (including pursuant to any statutory right), or seek election of a nominee to the Board, seek to place a representative on the Board or seek the removal of any director from the Board, or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(e) seek to have the Company waive, amend or modify any provisions of the Company’s Certificate of Incorporation or By-laws or waive, amend, modify or terminate the Rights Agreement, dated June 19, 2001, between the Company and EquiServe Trust Company, N.A., as the same may otherwise be amended from time to time;

(f) effect or seek to effect (including by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or economic ownership thereof), or rights or options to acquire any securities (or economic ownership thereof), or any material assets or businesses, of the Company or any of its subsidiaries, except pursuant to the limits specified in paragraph (a) of this Section 2.3, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(g) publicly disclose, or cause or facilitate the public disclosure (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 2.2 or Section 2.3, or otherwise (i) seek in any manner to obtain any waiver, or consent under, or any amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity of Section 2.2 or this Section 2.3 or seek a release from the restrictions contained in Section 2.2 or this Section 2.3;

(h) unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including the filing of any document or report with the SEC or any other governmental agency or, any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations by the Company), (ii) in support of any matter described in paragraph (d) above or (iii) concerning any potential matter described in paragraph (e) above; or

(i) enter into any discussions, negotiations, agreements or understandings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 2.3, Section 2.5(b) or Section 3.2 shall be deemed to in any way restrict or limit (a) the OPP Director’s ability to discuss any matter confidentially with the Company, the Board or any of its members or otherwise to take any action at any meeting of the Board or at any meeting of any committee thereof, in each case, solely in his capacity as a director, (b) the OPP Investors’ ability to take any action required by applicable law (whether or not otherwise restricted by this Section 2.3, Section 2.5(b) or Section 3.2); provided, however, notwithstanding the foregoing, any such disclosure of Confidential Information, as applicable, shall remain subject to the procedures set forth in the second sentence of Section 3.2(c), or (c) the OPP Investors’ ability to communicate, on a confidential basis, with attorneys, accountants or other advisors (excluding any such advisor who has taken any action that if taken by an OPP Investor would violate this Section 2.3, 2.5(b) or Section 3.2), it being understood that the OPP Investors shall be responsible for ensuring that such attorneys, accountants or other advisors maintain the confidentiality of such information and communications and shall be responsible for any breach of such confidentiality by any such persons.

Section 2.4 Additional Undertakings by the OPP Investors.

(a) By executing this Agreement, the OPP Investors hereby irrevocably withdraw their Nomination Letter and any nominations to the Board made prior to the date hereof and agree to terminate the pending proxy contest with respect to the election of directors at the 2008 Annual Meeting. The OPP Investors agree to promptly take all such actions as are required, or may reasonably be requested by the Company, in furtherance of, and to effectuate, the foregoing.

(b) As of the date of this Agreement, none of the OPP Investors, or any of their Affiliates or Associates, are a party (other than with another OPP Investor or an Affiliate or Associate of any OPP Investor and other than the proxies received as a result of the solicitation in connection with the 2008 Annual Meeting (none of which shall be used by the OPP Investors at such meeting)) to any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Company, including with respect to transfer or voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, or have otherwise pledged or subjected any securities owned by them to a contingency the occurrence of which would give another person voting power or investment power over such securities.

Section 2.5 Publicity.

(a) Promptly after the execution of this Agreement, the Company and Oliver Press Partners, LLC will issue a press release in the form attached hereto as Schedule B. Each of the parties hereto, on behalf of itself and its Affiliates and Associates, agrees not to make, during the Standstill Period, any other press release or other public statement which refers to or describes the terms of this Agreement or the settlement effected hereby or the proxy contest for the 2008 Annual Meeting, without first consulting with the Company or the OPP Investors, as the case may be, on any such proposed press release or public statement and giving such person a reasonable prior opportunity to comment thereon.

(b) During the Standstill Period, none of the Company, any of the OPP Investors or any of their respective Affiliates or Associates will, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages any such party (including such party’s corporate strategy, business, activities, investment policies or management) or any of such party’s respective past, present or future general partners, directors, officers or employees as individuals (recognizing that each party will be free to, after consultation with counsel, make any disclosure that it determines in good faith is required to be made under applicable law).

ARTICLE III

OTHER PROVISIONS

Section 3.1 Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Amended and Restated Certificate of Incorporation of the Company or the By-Laws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b) Representations and Warranties of the OPP Investors. Each of the OPP Investors represents and warrants that this Agreement and the performance by each such OPP Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such OPP Investor, and is a valid and binding obligation of such OPP Investor, enforceable against such OPP Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such OPP Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such OPP Investor, as amended, or any provision of any agreement or other instrument to which such OPP Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument. The OPP Investors hereby further represent and warrant that, as of the date hereof, they and their Affiliates and Associates are, collectively, the beneficial owners of such number of shares of Common Stock as are set forth on Schedule A of this Agreement and the economic owners of such number of shares of Common Stock as are set forth on Schedule A of this Agreement.

Section 3.2 Confidentiality.

(a) In connection with discussions between the OPP Investors and their representatives and the Company and its representatives, the Company or its representatives may disclose orally or in writing to the OPP Investors or their representatives information that is confidential to the Company. To protect the confidentiality of such information, and as a condition to the furnishing of such information, the OPP Investors agree, as set forth below, to treat confidentially all such information furnished to or otherwise received by the OPP Investors or their representatives from the Company or on its behalf (herein collectively referred to as the “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” will not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by the OPP Investors or its representatives in violation of this Agreement or any other Agreement the OPP Investors may have with the Company, (ii) was lawfully available to the OPP Investors on a non-confidential basis prior to the disclosure to the OPP Investors or its representatives by the Company or on its behalf or (iii) lawfully becomes available to the OPP Investors on a non-confidential basis from a source other than the Company or the Company’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company of which the OPP Investors have been made aware.

(b) The Company has no obligation to furnish Confidential Information to the OPP Investors or its representatives by virtue of this Agreement except for Confidential Information provided to the OPP Appointed Director in his capacity as director of the Company. The Company shall use its reasonable efforts not to provide Confidential Information to the OPP Investors unless requested or consented to by the OPP Investors; provided that the parties acknowledge that the provision of Confidential Information to the OPP Appointed Director shall not violate this provision. Each of the OPP Investors hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities.

(c) The Confidential Information will not be disclosed by the OPP Investors or their representatives, except to the extent the Company has given its prior written consent. Notwithstanding anything to the contrary contained in this Section 3.2, the OPP Investors and its representatives shall be permitted to disclose any Confidential Information to the extent the disclosure of such information is required in any court proceeding, by any governmental authority or by applicable law; provided, however, that the OPP Investors and its representatives shall use their reasonable best efforts to give the Company reasonable advance notice of such required disclosure to enable the Company, at its sole expense, to prevent or limit such disclosure. This Section 3.2 will survive the termination of this Agreement.

(d) Notwithstanding the foregoing, the Company understands that the OPP Appointed Director may from time to time provide Confidential Information to the other OPP Investors and that such OPP Investors shall be subject to the restrictions contained in this Section 3.2 as if such information had been disclosed to such OPP Investors directly. Each such OPP Investor further agrees that it will be subject to the same trading policies of the Company to which the OPP Appointed Director is subject.

Section 3.3 Remedies.

(a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.5 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 3.5 Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	The Phoenix Companies, Inc. One American Row P.O. Box 5056 Hartford, CT 06102-5056 Facsimile: (860) 403-7899 Attention: General Counsel

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile: (212) 455-2502 Attention: John Finley

if to the OPP Investors:	Oliver Press Partners, LLP 152 West 57th Street 46th Floor New York, New York 10019 Facsimile: (212) 974-1860 Attention: Augustus K. Oliver and Clifford Press

with a copy to:	Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Facsimile: (973) 597-2400 Attention: Allen B. Levithan and Jeffrey M. Shapiro

Section 3.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 3.7 Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 3.8 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

THE PHOENIX COMPANIES, INC.

By:  /s/  Dona D. Young

        Name: Dona D. Young

        Title: Chairman, President and Chief Executive

                  Officer

OPP INVESTORS:

OLIVER PRESS PARTNERS, LLC

By:  /s/  Augustus K. Oliver

        Name: Augustus K. Oliver

        Title: Managing Member

OLIVER PRESS INVESTORS, LLC

By:  /s/  Clifford Press

        Name: Clifford Press

        Title: Managing Member

AUGUSTUS K. OLIVER

/s/  Augustus K. Oliver

Name: Augustus K. Oliver

CLIFFORD PRESS

/s/  Clifford Press

Name: Clifford Press

DAVENPORT PARTNERS, L.P.

By: Oliver Press Partners, LLC, Investment Manager

By:  /s/  Clifford Press

        Name: Clifford Press

        Title: Managing Member

JE PARTNERS, L.P.

By: Oliver Press Partners, LLC, Investment Manager

By:  /s/  Clifford Press

        Name: Clifford Press

        Title: Managing Member

OLIVER PRESS MASTER FUND, L.P.

By: Oliver Press Partners, LLC, Investment Manager

By:  /s/  Augustus K. Oliver

        Name: Augustus K. Oliver

        Title: Managing Member

SCHEDULE A

As of April 16, 2008, the OPP Investors together with their Affiliates and Associates collectively beneficially own an aggregate of 5,688,206 shares of Common Stock.

The 5,688,206 shares of Common Stock collectively beneficially owned in the aggregate by the OPP Investors together with their Affiliates and Associates represents 76,860 shares of Common Stock held by Davenport Partners, L.P. (“Daveport”), 4,908,375 shares of Common Stock held by JE Partners, L.P. (“JE”) and 702,971 shares of Common Stock held by Oliver Press Master Fund, L.P. (“OPM”). Oliver Press Partners, LLC, as the investment adviser to Davenport, JE and OPM has the power to vote and to dispose of all of the shares that they hold. Oliver Press Investors, LLC, as the general partner of Davenport, JE and OPM, and Augustus K. Oliver and Clifford Press, as the Managing Members of Oliver Press and Oliver Press Investors, share the power to vote and to dispose of all of such shares.

SCHEDULE B

[Form of Press Release]

NEWS RELEASE

Phoenix and Oliver Press Partners Settle Proxy Contest

Augustus Oliver and Arthur Weinbach to Join Expanded Board of Directors

Hartford, CT, April 16, 2008 – The Phoenix Companies (NYSE:PNX) and Oliver Press Partners LLC, jointly announced today that they have reached an agreement under which Augustus Oliver, a principal of Oliver Press Partners LLC, and Arthur Weinbach, a new, independent director who currently serves as Chairman of the Board of Broadridge Financial Solutions, Inc., a leading full-service outsourcing provider to the global financial industry, will be appointed to the Phoenix Board of Directors effective after the initial organizational board meeting following the Company’s 2008 Annual Meeting, which is expected to take place on May 2, 2008.

The size of the Phoenix Board will be increased from 13 to 15 directors. As a condition of the agreement, Oliver Press will end its efforts to elect a slate of three nominees to the Phoenix Board and will vote its shares in support of the Company’s slate of nominees.

“We believe this agreement is in the best interests of our Company, our shareholders and our policyholders because it enables us to focus all our energies and attention on continuing to move the company forward to realize its significant potential,” said Dona D. Young, Phoenix chairman, president and chief executive officer. “We look forward to these new individuals serving on our Board.”

“We are pleased that we were able to reach this constructive resolution with Phoenix. We have always stated our confidence in the Company’s fundamental strengths and prospects and I look forward to working closely with the Board and management on behalf of all of its shareholders and policyholders,” Mr. Oliver said.

About Phoenix

With roots dating to 1851, The Phoenix Companies, Inc. helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments. In 2007, Phoenix had annual revenues of $2.6 billion and total assets of $30.2 billion. For more information, visit Phoenix’s Web site, www.phoenixwm.com.

FORWARD-LOOKING STATEMENTS

The discussion in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management’s beliefs about our future strategies, operations and financial results, as well as other statements including, but not limited to, words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: (i) changes in general market and business conditions, interest rates and the debt and equity markets; (ii) the possibility that mortality rates, persistency rates or funding levels may differ significantly from our pricing expectations; (iii) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (iv) our dependence on non-affiliated distributors for our product sales, (v) downgrades in our debt or financial strength ratings; (vi) our dependence on third parties to maintain critical business and administrative functions; (vii) the ability of independent trustees of our mutual funds and closed-end funds, intermediary program sponsors, managed account clients and institutional asset management clients to terminate their relationships with us; (viii) our ability to attract and retain key personnel in a competitive environment; (ix) the poor relative investment performance of some of our asset management strategies and the resulting outflows in our assets under management; (x) the possibility that the goodwill or intangible assets associated with our asset management business could

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become impaired, requiring a charge to earnings; (xi) the strong competition we face in our business from mutual fund companies, banks, asset management firms and other insurance companies; (xii) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xiii) the potential need to fund deficiencies in our Closed Block; (xiv) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xv) other legislative or regulatory developments; (xvi) legal or regulatory actions; (xvii) changes in accounting standards; (xviii) the potential effects of the spin-off of our asset management subsidiary on our expense levels, liquidity and third-party relationships; and (xix) other risks and uncertainties described herein or in any of our filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION REGARDING THE SOLICITATION AND PARTICIPANTS THEREIN

In connection with Phoenix’s 2008 Annual Meeting, Phoenix has filed a definitive proxy statement, BLUE proxy card and other materials with the U.S. Securities and Exchange Commission. The Phoenix Companies, Inc. and its directors and executive officers are deemed to be participants in the solicitation of proxies from its shareholders in connection with our upcoming annual meeting and the notice we received from one of our shareholders. Information regarding the special interests of the directors and executive officers in the proposals that are the subject of the meeting is included in the proxy statement that Phoenix has filed. Phoenix’s shareholders are strongly advised to read the proxy statement filed in connection with the annual meeting carefully before making any voting or investment decision, as it contains important information. Shareholders are able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports Phoenix files, for free at the web site maintained by the Securities and Exchange Commission at www.sec.gov or at Phoenix’s Web site at www.phoenixwm.com, in the Investor Relations section. In addition, copies of the proxy materials may be requested by contacting Phoenix’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 414-4313. Banks and Brokers may call collect at (203) 658-9400.

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CONTACTS:

The Phoenix Companies, Inc.:

(Media Relations) Alice S. Ericson, 860-403-5946

alice.ericson@phoenixwm.com

or

(Investor Relations) Ronald Aldridge, 860-403-6494

ronald.aldridge@phoenixwm.com

Oliver Press Partners, LLC:

Augustus K. Oliver

Managing Member

goliver@oliverpressllc.com

or

Clifford Press

Managing Member

cpress@oppllc.com

or

Sard Verbinnen & Co.

Stephanie Pillersdorf/Jane Simmons

(212) 687-8080

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SCHEDULE C

[Form of Irrevocable Resignation]

[Date]

Attention: Chairperson of the Board of Directors

Reference is made to the Agreement, dated as of April 16, 2008 (the “Agreement”), by and among The Phoenix Companies, Inc. (the “Company”) and the OPP Investors. Capitalized terms used but not defined herein (and terms otherwise defined in the Agreement and used herein) shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 2.1(d) of the Agreement, regarding stock ownership of the OPP Investors, collectively with their Affiliates and Associates, I hereby tender my conditional resignation as a director of the Board, provided that this resignation shall only be effective upon the Board’s acceptance of this resignation, and only in the event that (i) at any time during the Standstill Period the OPP Investors, collectively with their Affiliates and Associates, fail to collectively satisfy the Minimum Share Condition or (ii) either (x) within five business days after the Company has requested a written certification or (y) promptly following the close of business on the date preceding the 2008 Annual Meeting, Oliver Press Partners, LLC, on its own behalf and on behalf of the OPP Investors, fails to provide written certification to the Company that the OPP Investors, collectively with their Affiliates and Associates, continue to beneficially own a sufficient number of shares of common stock to satisfy the Minimum Share Condition.

This resignation may not be withdrawn by me at any time during which it is effective.

Very truly yours,

______________________________________

Director